HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071

                              NOTICE OF 2005 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                HELD AT 10:00 A.M. LOCAL TIME ON OCTOBER 21, 2005

To the Stockholders of HARVEY ELECTRONICS, INC.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the "Meeting") of HARVEY ELECTRONICS, INC. (the "Company") will be held on Friday, October 21, 2005 (the "Meeting Date"), at 10:00 A.M. local time at the office of Ruskin Moscou Faltischek, P.C., 1425 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-1425 for the following purposes:

     1.   To elect seven directors to serve for a term of one year each;
     2. To ratify the appointment of BDO Seidman, LLP as the Company's independent registered public accountants for the fiscal year ending October 29, 2005; and
     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on September 7, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from September 30, 2005 until the Meeting Date for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

Enclosed is a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended October 30, 2004.

                                      By Order of the Board of Directors

                                     Joseph J. Calabrese, Secretary
Lyndhurst, New Jersey
September 30, 2005

------------------------------------------------------------------------------
PLEASE FILL IN, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. BY DOING SO, YOU MAY SAVE HARVEY ELECTRONICS, INC. THE EXPENSE OF A SECOND MAILING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.
-------------------------------------------------------------------------------

                            HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       2005 ANNUAL MEETING OF STOCKHOLDERS
             TO BE HELD AT 10:00 A.M. LOCAL TIME ON OCTOBER 21, 2005

                                  INTRODUCTION

This Proxy Statement is being furnished to the stockholders of HARVEY ELECTRONICS, INC. ("Harvey" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2005 Annual Meeting of Stockholders (the "Meeting") to be held on Friday, October 21, 2005 (the "Meeting Date"), at 10:00 a.m. local time at the office of Ruskin Moscou Faltischek, P.C. located at 1425 EAB Plaza, East Tower, 15th Floor, Uniondale, New York 11556-1425, and at any adjournment thereof. The Board of Directors has set September 7, 2005, at the close of business, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying form of Proxy were first sent to stockholders on or about September 30, 2005.

A form of Proxy for use at the Meeting accompanies this Proxy Statement. You may ensure your representation at the Meeting by completing, signing, dating and promptly returning the enclosed form of Proxy. A return envelope, with postage prepaid, has been provided for your convenience.

You may revoke your Proxy at any time before it is actually voted at the Meeting by giving notice of revocation in writing to the Secretary of the Company or by attending the Meeting and giving notice of revocation in person. You may also change your vote by either executing and returning to the Company a later-dated form of proxy or voting, in person, at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of the Proxy.

The entire cost of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. It is anticipated that the cost of solicitation will equal approximately $30,000. Such amount is believed to be the customary amount expended for a solicitation relating to an uncontested election of directors and appointment of independent registered public accountants, and will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2004 Annual Report on Form 10-K (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for forwarding such materials and the Annual Report to such beneficial owners.

The shares entitled to vote at the Meeting consist of shares of Common Stock, $.01 par value per share (the "Common Stock"), with each share entitling the holder of record to one vote. As of the Record Date, there were 3,508,584 shares of Common Stock outstanding. A quorum for the Meeting is a majority of the outstanding shares of Common Stock and, therefore, the holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. Shares of Common Stock represented by properly executed proxies that are received by the Company prior to the Meeting will be counted toward the establishment of a quorum for the Meeting. The shares of Common Stock represented by a properly executed Proxy that are received prior to the Meeting will be voted in accordance with your directions as to:

     (1) The election of the seven persons listed herein as directors of the Company;
     (2) The ratification of the appointment of BDO Seidman, LLP as the Company's independent registered public accountants for the fiscal year ending October 29, 2005; and
     (3) The transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

In the absence of direction, the shares of Common Stock represented by the Proxy will be voted in favor of these proposals.


      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of August 30, 2005, and is based on information obtained from the persons named below, by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director of the Company, (iii) all officers and directors of the Company as a group and (iv) all beneficial owners as a group:

                                                               Amount and Nature of
  Name and Address of Beneficial Owner      Title of Class      Beneficial Ownership        Percentage
--------------------------------------     ---------------- ---------------------------   ----------------
Michael E. Recca                               Common               220,078(1)                6.0%
949 Edgewood Avenue
Pelham Manor, NY 10803

Ronald I. And Joyce L. Heller                  Common               194,900                   5.3%
74 Farview Road
Tenafly, New Jersey 07670

Jeffrey A. Wurst                               Common                46,050 (6)               1.3%
c/o Ruskin Moscou Faltischek, P.C.
1425 EAB Plaza
Uniondale, NY 11556-1425

William F. Kenny, III                          Common                54,589 (2)               1.5%
C/o Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Fredric J. Gruder                              Common                40,000 (2)               1.1%
775 Park Avenue
Huntington, NY 11753

Ira J. Lamel                                   Common                    -0-                  -
c/o The Hain-Celestial Group, Inc.
58 South Service Road
Melville, N Y 11747

Nicholas A. Marshall                           Common                    -0-                  -
113 Horseshoe Road
Mill Neck, NY 11765


                                                               Amount and Nature of
  Name and Address of Beneficial Owner      Title of Class      Beneficial Ownership        Percentage
---------------------------------------    ---------------- ---------------------------   ----------------
Franklin C. Karp                               Common               234,500 (3)               6.3%
c/o Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Joseph J. Calabrese                            Common               201,702 (4)               5.4%
c/o Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Michael A. Beck                                Common               197,500 (4)               5.3%
c/o Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Roland W. Hiemer                               Common               107,500 (5)               3.0%
c/o Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

--------------------------------------------------------------------------------------------------

All Directors and Officers as a group          Common             1,101,919 (7)              24.4%
(10 Persons)

All Beneficial Owners as a group               Common             1,296,819 (7)              28.7%
--------------------------------------------------------------------------------------------------

(1) Includes 43,932 shares of the Company's Common Stock owned by Harvey Acquisition Company LLC ("HAC"), of which Mr. Recca is a member and the sole manager, plus options to purchase up to 160,000 shares of the Company's Common Stock which are exercisable at prices of between $.8937-$1.925 per share.

(2) Includes options to purchase up to 40,000 shares of the Company's Common Stock, which are exercisable at prices of between $.8125-$1.375 per share.

(3) Includes options to purchase up to 212,500 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(4) Includes options to purchase up to 190,000 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(5) Includes options to purchase up to 105,000 shares of the Company's Common Stock, which are exercisable at an exercise price of between $.8125-$3.00 per share.

(6) Includes a warrant to purchase 15,000 shares of the Company's Common Stock, in the name of Ruskin Moscou Faltischek, P.C., the law firm in which Mr. Wurst is a Partner, at an exercise price of $5.00 per share. Mr. Wurst has expressly disclaimed beneficial ownership of this warrant. Also includes options to purchase up to 30,000 shares of the Company's Common Stock, which is exercisable at an exercise price of between $.8125-$1.375 per share. As more fully described in this Proxy Statement, Mr. Wurst is not standing for re-election to the Company's Board of Directors.

(7) Includes options and warrants to purchase up to 982,500 shares of Common Stock, which are exercisable at an exercise price of between $.8125-$5.00 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no other forms were required for such persons, the Company believes that during the fiscal year ended October 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were fully satisfied, except Michael E. Recca, on behalf of HAC, filed one late Form 4 (reporting one transaction).

PROPOSAL I
ELECTION OF DIRECTORS

Seven directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his respective successor is duly elected and qualified. Jeffrey A. Wurst will not seek re-election as director and his term will automatically expire immediately prior to the term of directors who are elected as provided herein. The Company is not required, and is not currently seeking, to replace Mr. Wurst as director, or as a member of the Compensation and Stock Option Committee.

Nominees For Director

The persons named below have been nominated for election as directors. Unless otherwise directed, the persons named in the accompanying Proxy have advised the Company that it is their intention to vote for the election of the persons named below as directors.

                   Michael E. Recca
                   Franklin C. Karp
                   Joseph J. Calabrese
                   Fredric J. Gruder
                   William F. Kenny, III
                   Nicholas A. Marshall
                   Ira J. Lamel

The Company believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, Proxies may be voted for the election of such person or persons as the Board of Directors determines.

THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE  "FOR" EACH OF THE  NOMINEES  LISTED
ABOVE.

Set forth below is certain information furnished to the Company by the director nominees. There are no family relationships among any directors or executive officers of the Company.

Information Regarding Officers and Directors

The following table sets forth the names and ages of the Company's current and nominated directors and executive officers and the positions they hold with the
Company:

      Name                   Age (1)  Position
      ----                   ----     -------------------------

Michael E. Recca             54       Chairman and Director
Franklin C. Karp             51       Chief Executive Officer, President
and Director
Joseph J. Calabrese          45       Executive Vice President,
                                      Chief Financial Officer,
                                      Treasurer, Secretary and Director
Jeffrey A. Wurst             56       Director (will not stand for re-election)
Fredric J. Gruder            59       Director
William F. Kenny, III        74       Director
Nicholas A. Marshall         72       Director
Ira J. Lamel                 57       Director
Michael A. Beck              46       Vice President of Operations
Roland W. Hiemer             44       Vice President of Merchandising

(1) As of August 30, 2005.

Michael E. Recca became the Chairman of the Board of Directors of the Company in November 1996. Mr. Recca is also a member and the sole manager of Harvey Acquisition Company, LLC, which is a stockholder of the Company. Mr. Recca was an employee of Taglich Brothers, Inc., an NASD registered broker-dealer, through December 31, 1998. Beginning in January 2002 and continuing through April 2002, Mr. Recca was self-employed as a financial restructuring consultant, and, in this capacity, was also associated with NorthStar Capital, LLC, a joint venture with Ruskin Moscou Faltischek, P.C., the Company's corporate counsel. Currently, Mr. Recca is an officer and director of Sky Capital Holdings, LTD, and of several wholly owned subsidiaries of Sky Capital Holdings and the President of Sky Capital, LLC, a wholly owned subsidiary of Sky Capital Holdings, LTD and an NASD broker-dealer. Mr. Recca is also an officer and a director of Sky Capital Enterprises and of Sky Capital Ventures, (companies affiliated with Sky Capital Holdings, LTD) and several of their wholly or partially owned subsidiaries, including Global Secure Holdings, Ltd., and its wholly owned subsidiaries.

Franklin C. Karp began his career in the retail consumer electronics industry over 25 years ago, working as a salesman for what was then one of the most successful chain operations in the New York metropolitan area. He held various positions in sales management, purchasing and operations. In 1990, Mr. Karp joined Harvey as Merchandise Manager and later as Vice President in charge of merchandising. Mr. Karp was appointed President of Harvey in 1996 and Chief Executive Officer in 2004.

Joseph J. Calabrese, a certified public accountant, joined the Company as Controller in 1989. Since 1991, Mr. Calabrese has served as Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Calabrese was elected Executive Vice President and a Director of the Company in 1996. Mr. Calabrese began his career with Ernst & Young LLP in 1981 where for the eight-year period prior to his joining the Company he performed audit services with respect to the Company.

Fredric J. Gruder has been a director since July 1998. Since December 2001, Mr. Gruder has been a sole practitioner in his own law firm. From July 1999 to December 2001, Mr. Gruder was of counsel to Dorsey & Whitney LLP. From September 1996 to July 1999, he was a partner in the law firm of Gersten, Savage, Kaplowitz & Fredericks, LLP ("Gersten"), which represented Thornwater Company, L.P. ("Thornwater"), representative of the Company's underwriters in the Offering. From March 1996 through September 1996, Mr. Gruder was of counsel to Gersten, having been a sole practitioner from May 1995 through March 1996. From March 1992 until March 1996, Mr. Gruder served as vice president and general counsel to Sbarro, Inc., then a publicly traded corporation which owns, operates, and franchises Italian restaurants. Prior to this time, Mr. Gruder practiced law in New York for over twenty years, specializing in corporate securities and retail real estate.

William F. Kenny, III has been a director of the Company since 1975. From January 1992 to December 2000, Mr. Kenny was a consultant to Meenan Oil Co., Inc. Prior to 1992, Mr. Kenny was the President and Chief Executive Officer of Meenan Oil Co., Inc. Mr. Kenny has also served as a director of the Empire State Petroleum Association, Petroleum Research Foundation and was the President of the East Coast Energy Council. Mr. Kenny was also the President of the Independent Fuel Terminal Operators Association and the Metropolitan Energy Council.

Jeffrey A. Wurst, a director since February 2000, is a Partner of the law firm of Ruskin Moscou Faltischek, P.C. ("Ruskin"), where he chairs the firm's Financial Services, Banking & Bankruptcy Department. Mr. Wurst is experienced in asset based lending, factoring, commercial finance and bankruptcy matters. Ruskin has been involved in the legal representation of the Company since it reorganized under the bankruptcy laws in 1996. Mr. Wurst is the immediate past president of the Long Island Chapter of the Turnaround Management Association and is a member of the boards of the Turnaround Management Association, the Association of Commercial Finance Attorneys and the New York Chapter of the Association for Corporate Growth.

Nicholas A. Marshall has been a director of the Company since May 2003. Since 1998, Mr. Marshall has worked as a consultant and trustee of a family estate. From 1983 - 1997, Mr. Marshall served as a director of the Greater New York
Savings Bank and from 1997-1998 he was an Advisory Board member of Astoria Federal Corporation. Mr. Marshall has over 37 years of experience in investment banking and has held senior executive positions in several asset management firms. Mr. Marshall has a BA degree from Yale University and an MBA from Harvard Business School.

Ira J. Lamel was appointed to the Company's Board of Directors and Audit Committee in November 2003. He has been the Executive Vice President, Chief Financial Officer and Treasurer of The Hain Celestial Group, Inc. since October 1, 2001. Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP served as the Company's independent registered public accountants until fiscal 2001. Mr. Lamel directed all of Ernst & Young's services to the Company, including the audits of our financial statements, from fiscal 1997 through fiscal 2000. Mr. Lamel is also a director of Excel Technology, Inc. (NASDAQ - XLTC).

Michael A. Beck has been Vice President of Operations of the Company since April 1997. From June 1996 until such date he was the Company's Director of Operations and from October 1995 until April 1996 he served as Director of Operations for Sound City, a consumer electronics retailer. Mr. Beck was a store manager for the Company from August 1989 until October 1995. Mr. Beck holds a BA in Psychology from Merrimack College.

Roland W. Hiemer has been with the Company since 1990. He started with the Company as a salesman and advanced to Senior Sales Manager for the Paramus store in 1991. He was further promoted to Inventory Control Manager in 1991. In 1997, he was promoted to Director of Inventory Control and in 2001, Mr. Hiemer was promoted to Merchandise Manager. In January 2004, Mr. Hiemer was promoted to Vice President of Merchandising. Mr. Hiemer holds a BA in Business Administration from Hofstra University.

Board Meetings and Committees of the Board of Directors

The Board of Directors, which met four times either in person or telephonically during fiscal 2004, has an Audit Committee and a Compensation and Stock Option Committee.

Of the eight current Board members, five (including Mr. Wurst) are "independent" under the existing standards for NASDAQ Small Cap Market Issuers. The Board generally relies on its network of industry and professional contacts in connection with identifying potential Board members. The Board will only consider nominees that have the requisite industry or financial experience to be able to advise and direct senior management in the Company's operations. At a minimum, each nominee: (i) must be prepared to represent the best interests of all of the Company's stockholders, (ii) must be an individual who has demonstrated integrity and ethics in his/her personal and professional field and has established a record of professional accomplishment in his/her chosen field;
(iii) must not have (and his/her family members must not have) any material personal, financial or professional interest in any present or potential competitor of the Company; and (iv) must be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and not have other personal or professional commitments that would interfere or limit his or her ability to do so.

Compensation and Stock Option Committee. During fiscal 2004, Fredric J. Gruder, William F. Kenny, III, Jeffrey A. Wurst, Nicholas A. Marshall and Ira J. Lamel served on the Compensation and Stock Option committee (the "Compensation Committee"). Each director who served on the Compensation Committee during fiscal 2004 qualified as an "independent director" as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the "NASD"). The function of the Compensation Committee is to make recommendations to the Board with respect to the compensation of management level employees and to administer plans and programs relating to stock options, pension and other retirement plans, employee benefits, incentives, and compensation. The Compensation Committee met one time in fiscal 2004.

Audit Committee. During fiscal 2004, William F. Kenny, III, Nicholas A. Marshall and Ira J. Lamel served on the Audit Committee. Each of the current Audit Committee members meets the independence criteria prescribed by Rule 10A-3 promulgated under the Exchange Act and is an "independent director" as defined in NASD Rule 4200(a)(15). Each Audit Committee member meets NASDAQ's financial knowledge requirements, and Ira J. Lamel, designated by the Board of Directors as the "Audit Committee financial expert" under the SEC rules, meets NASDAQ's professional experience requirements as well. The Audit Committee is governed by, and operates pursuant to, a written charter adopted by the Board of Directors. Such charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ. As more fully described in the charter, the Audit Committee is responsible for overseeing the accounting and financial reporting processes and the audits of the financial statements of the Company.

Affirmative Determinations Regarding Director Independence

The Board of Directors has determined each of the following directors to be an "Independent Director" as such term is defined in the NASD Marketplace rule 4200(a)(15):

                                Fredric J. Gruder
                              William F. Kenny, III
                                Jeffrey A. Wurst
                              Nicholas A. Marshall
                                  Ira J. Lamel

As provided by NASD Rule 4350(c)(2), the Independent Directors will regularly schedule "Executive Sessions" whereby the Independent Directors will hold meetings with only the Independent Directors present.

Report of the Audit Committee for the fiscal year ended October 30, 2004

As of the date of this Proxy Statement, the audit committee consists of three directors, each of whom qualifies as an "independent director" pursuant to Rule 10A-3 promulgated under the Exchange Act and NASD Rule 4200(a)(15). The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, set forth in the Charter of the Audit Committee adopted by the Board of Directors, the Committee reviewed the audited financial statements with Management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accountants the independence of such auditors and, in connection therewith, the Committee has received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees). The Committee and the independent registered public accountants have considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent registered public accountants the overall scope and results of their respective audits. The Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. During fiscal 2004, the Audit Committee met five times, in connection with the audit and other matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the year ended October 30, 2004 be included in the Annual Report for filing with the SEC. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent registered public accountants, BDO Seidman, LLP for the year ended October 29, 2005.

Ira J. Lamel, Chairman of the Audit Committee and Financial Expert William F. Kenny, III, Audit Committee Member
Nicholas A. Marshall, Audit Committee Member

Code of Ethics

The Company adopted a code of ethics applicable to its Chief Executive Officer/President, Chief Financial Officer and Controller, which is a "code of ethics" as defined by applicable rules of the Securities and Exchange Commission. This code of ethics is publicly available on the Company's website, www.harveyonline.com. If the Company makes any amendments to this code of ethics other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code of ethics to the Company's Chief Executive Officer/President, Chief Financial Officer or Controller, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a report on Form 8-K filed with the SEC. The Company also has a third party anonymous ethics and compliance hotline available to all employees and is reportable by phone or by website, www.reportit.net.

Directors' Compensation

In fiscal 2004, each of the Company's outside directors received a $1,000 monthly retainer.

No options to purchase the Company's Common Stock were granted to the outside directors in fiscal 2004.

Policy for Nomination of Directors

In fiscal 2004, the Company established a resolution of outlining its policy on the nomination of directors, under the standards of the NASDAQ Small cap Market. Director nominees shall be recommended by a majority of the directors who are independent. The independent directors will only consider nominees that have requisite industry or financial experience.

Limitation of Liability of Directors; Indemnification of Directors and Officers; Directors and Officers Insurance

The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages relating to a breach of fiduciary duty as a director, unless a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of what is set forth hereinabove will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Company's By-Laws provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including any action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company is serving or served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, cost and charges) incurred as a result of such action or proceeding, or appeal therein, except to such person who is a director or officer of the Company and a judgment or other final adjudication adverse to such director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonest and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company maintains directors and officers and employment practices liability insurance. The current annual premium for such insurance is approximately $63,000, all of which is paid by the Company.

EXECUTIVE COMPENSATION

The following table sets forth the cash and stock compensation paid by the Company, as well as any other compensation paid to or earned by the Chairman of the Company, the Chief Executive Officer/President of the Company and those executive officers compensated at or greater than $100,000 for services rendered to the Company in all capacities during the three most recent fiscal years.

Summary Compensation Table:

       Name of Individual                                                        Stock              Long-Term
     and Principal Position         Year       Salary        Bonus        Options Granted (1)       Compensation
--------------------------------- --------- ------------- ------------- ------------------------- -----------------

Michael E. Recca                  2004        $112,000      $   -                  -                   $ -
Chairman (3)                      2003(2)     $122,000      $   -                  -                   $ -
                                  2002        $120,000      $   -                25,000                $ -

Franklin C. Karp                  2004        $165,000      $ 75,000               -                   $ -
Chief Executive Officer           2003(2)     $163,000      $ 44,000               -                   $ -
 & President                      2002        $156,000      $109,000             50,000                $ -

Joseph J. Calabrese               2004        $156,000      $ 71,000               -                   $ -
Executive Vice President          2003(2)     $153,000      $ 41,000               -                   $ -
Chief Financial Officer,          2002        $146,000      $ 88,000             50,000                $ -
   Treasurer and Secretary

Michael A. Beck                   2004        $140,000      $ 70,000               -                   $ -
Vice President of                 2003(2)     $138,000      $ 41,000               -                   $ -
   Operations                     2002        $131,000      $ 88,000             50,000                $ -

Roland W. Hiemer                  2004        $95,000       $ 35,000               -                   $ -
Vice President of                 2003(2)     $94,000       $ 17,000               -                   $ -
   Merchandising                  2002        $85,000       $ 9,000              30,000                $ -

(1) See "Stock Option Plan" for related information relating to stock option grants. The stock options granted in fiscal 2002 are not in the money as of the Record Date.
(2) Fiscal 2003 is a fifty-three week year and, as a result, salary amounts include fifty-three weeks of compensation.
(3) Effective September 9, 2005, Mr. Recca's annual salary has been reduced to $48,000.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors establishes the Company's general compensation policies as well as the compensation plans and specific compensation levels for executive officers. It also administers our employee stock option plan for executive officers.

The Compensation Committee believes that the compensation of the Company's executive officers should be influenced by performance. Base salary levels, and any salary increases are approved by the Compensation Committee. In fiscal 2004, 2003 and 2002, additional compensation in the form of cash bonuses were made in accordance with a quarterly and annual bonus plan, as approved by the
Compensation Committee. In fiscal 2002, stock options were also made in accordance with the quarterly and annual bonus plan, as approved by the Compensation Committee. The Compensation Committee believes that the executive officers salaries during these years did not exceed levels in the industry for similarly-sized businesses. Severance agreements exist for all executive officers.

In fiscal 2004, the Company's executive officers (excluding the Chairman) received a new bonus plan, as approved by the Compensation Committee. Under the new plan, seventy percent (70%) of the new annual bonus potential is based on financial performance and the achievement of the Company's quarterly budgets. The remaining thirty percent (30%) is an annual bonus based on the achievement of specific Company goals.

As previously mentioned, stock option grants, prior to 2003, have been part of the bonus plan for executive officers. The Compensation Committee viewed these option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to the Company's stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that will also benefit stockholders. As such, options were granted, only if performance levels were achieved, at the current market price. One of the principal factors considered in granting options to an executive officer was the executive officer's ability to influence the Company's long-term growth and profitability. No options were granted in fiscal 2004. As only a limited number of options remain available for grant, no options are expected be granted to executive officers in fiscal 2005.

With respect to the base salary granted to Mr. Karp, the Company's Chief Executive Officer/President, the Compensation Committee made a favorable assessment of the Company's actual operating results for fiscal 2004, as compared to the Company's goals and from the performance of Mr. Karp on various accomplishments for fiscal 2004. The Compensation Committee also considered Mr. Karp's relative position as compared to his peers in the industry. Based on these factors, Mr. Karp's salary was $165,000 in fiscal 2004 and was increased to $170,000 for fiscal 2005. No stock options were granted to Mr. Karp in fiscal 2004.

In fiscal 2004, no options were granted to the Company's executive officers.

                                Fredric J. Gruder
                              William F. Kenny, III
                                Jeffrey A. Wurst
                              Nicholas A. Marshall
                                  Ira J. Lamel

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code was enacted in 1993 and generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by a corporation on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

The Compensation Committee has considered the tax deductibility of compensation awarded under the stock option plan in light of Section 162(m). We structured and intend to administer the stock option plan with the intention that the resulting compensation can qualify as "performance-based compensation" and would be deductible. It is not expected that any executive officer's compensation will be non-deductible in 2004 by reason of the application of Section 162(m).

Severance Agreements

In November 2000, the Company's Board of Directors approved and the Company entered into substantially similar Second Amended and Restated Severance Agreements with each of Franklin C. Karp, Joseph J. Calabrese, and Michael A. Beck, executives of the Company, and the Company entered into an Amended and Restated Severance Agreement with Michael E. Recca, the Company's Chairman (each an "Amended Severance Agreement").

Each Amended Severance Agreement provides that either (i) in the event of a change in control of the Company (as defined), such as a merger, sale or disposition of assets, change in the constitution of the Board of Directors or the current Chairman, the assignment to the executive of a position inconsistent with the executive's current position or relocation of the corporate office (as defined), or in the event of a potential change in control (as defined), or disability (as defined), and within one hundred eighty (180) days from the day of one of the foregoing events the executive is terminated for reasons other than for cause or the executive terminates his employment for any reason, or
(ii) in the event the executive is terminated for any reason other than cause (as defined) and a change in control, potential change in control or disability shall not have occurred, then in either event, the respective executive shall receive, among other things:

     o a cash amount equal to the higher of: (x) the executive's annual base salary prior to termination or the event giving rise to the change in control, potential change in control or disability, or (y) the executive's annual base salary prior to the event giving rise to the executive's right to terminate his employment for any reason;

     o a cash payment equal to the higher of: (x) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to termination or the change in control, potential change in control or disability, not to exceed twelve thousand and 00/100 ($12,000) dollars, or (y) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to the date the executive terminates his employment for any reason, not to exceed twelve thousand and 00/100 ($12,000) dollars; and

     o the maximum/highest benefits which the executive was receiving at any time during a two-year period prior to termination, relating to health insurance, accident insurance, long-term care, life insurance and disability, which shall continue for one (1) year beyond the date of termination of the executive's employment.

Roland W. Hiemer's severance agreement provides that in the event the Company is sold or merged with another company or involved in a corporate reorganization, among other things, and Mr. Hiemer is terminated or asked to accept a position other than that of a senior officer requiring similar responsibilities as a result of such reorganization or change in ownership or control, and he declines the new position, the Company or its successor in control will be obligated, and continue to pay him salary at the same rate and car allowance, if any, he received immediately prior to such event, plus benefits, for a period of six months.

The severance agreement for Mr. Hiemer also provides that in the event he is terminated for any other reasons, except conduct that is materially injurious to the Company or conviction of any crime involving moral turpitude, the Company will be obligated and continue to pay Mr. Hiemer at the same salary he received immediately prior to such termination for a period of three months following termination plus full coverage of the Company's benefits for the same period.


PERFORMANCE GRAPH

The following graph shows a 69-month comparison of the cumulative total return to the Company's stockholders, The Russell 2000 Index and a peer group of substantially larger electronics companies. The graph assumes that the value of investment in the Company's Common Stock and in each index was $100 on October 31, 1999, including the reinvestment of dividends, if any. The Company's fiscal year is either a 52 or 53 week year with the fiscal year ending on the Saturday closest to October 31. All fiscal years presented in the performance graph include 52 weeks except fiscal 2003 which includes 53 weeks.

                                [GRAPHIC OMITTED]


STOCK OPTION PLAN

In April 1997, the Company adopted a stock option plan, which was approved by the Company's stockholders in fiscal 1998 (the "Stock Option Plan"). The Stock Option Plan currently covers 1,000,000 shares of the Common Stock. As of October 30, 2004, there were an aggregate 989,100 options outstanding and 10,900 options available for grant. Options may be designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified stock options. ISOs may be granted under the Stock Option Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company (collectively "Options"). In certain circumstances, the exercise of Options may have an adverse effect on the market price of the Common Stock.

The Stock Option Plan is intended to encourage stock ownership by employees of the Company, so that they may acquire or increase their proprietary interest in the Company and to encourage such employees and directors to remain in the employ of the Company and to put forth maximum efforts for the success of the business. Options granted under the Stock Option Plan may be accompanied by either stock appreciation rights ("SARS") or limited stock appreciation rights (the "Limited SARS"), or both.

The Stock Option Plan is administered by the Compensation Committee currently as the Board may establish or designate. The Compensation Committee shall be comprised of not less than two members, and all of whom shall be outside directors. The members of the Compensation Committee are William F. Kenny, III, Jeffrey A. Wurst, Fredric J. Gruder, Nicholas A. Marshall and Ira J. Lamel, all of which are outside directors.

The Compensation Committee, within the limitations of the Stock Option Plan, shall have the authority to determine the types of options to be granted, whether an Option shall be accompanied by SARS or Limited SARS, the purchase price of the shares of Common Stock covered by each Option (the "Option Price"), the persons to whom, and the time or times at which, Options shall be granted, the number of shares to be covered by each Option and the terms and provisions of the option agreements.

The maximum aggregate number of shares of Common Stock as to which Options, SARS and Limited SARS may be granted under the Stock Option Plan to any one optionee during any fiscal year of the Company is 100,000, as approved and amended by the stockholders in fiscal 2000.

With respect to the ISOs, in the event that the aggregate fair market value, determined as of the date the ISO is granted, of the shares of Common Stock with respect to which Options granted and all other option plans of the Company, if any, become exercisable for the first time by any optionee during any calendar year exceeds $100,000, Options granted in excess of such limit shall constitute non-qualified stock options for all purposes. Where the optionee of an ISO is a ten (10%) percent stockholder, the Option Price will not be less than 110% of the fair market value of the Company's Common Stock, determined on the date of grant, and the exercise period will not exceed five (5) years from the date of grant of such ISO. Otherwise, the Option Price will not be less than one hundred (100%) percent of the fair market value of the shares of the Common Stock on the date of grant, and the exercise period will not exceed ten (10) years from the date of grant. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the optionee, only by the optionee or by his guardian or legal representative.

2004 Option Grants

In fiscal 2004, no stock options were granted to the Company's executive officers or directors.

Option Exercises and Holdings

In fiscal 2004, no options were exercised by the Company's executive officers or directors.

              HARVEY ELECTRONICS, INC. SAVINGS AND INVESTMENT PLAN

The Harvey Electronics, Inc. Savings and Investment Plan, as amended, includes a defined contribution, profit sharing and 401(K) provision.

An employee is eligible to participate in the plan after he or she has attained age twenty-one (21) and has completed four (4) months of service with the Company. The Board of Directors of the Company may elect to provide for those participants who are employed full time by the Company, as of the last day of the plan year, a contribution of up to three percent (3%) of each employee's compensation. The election by the Board of Directors is based solely on the performance of the Company. For the three fiscal years ended October 30, 2004, no defined contribution percentage was contributed by the Company. In addition, employees participating in the salary deferral aspect of the plan may elect to defer a percentage of their salary. Effective January 1, 1995 the Company's Board of Directors temporarily elected to eliminate the employer 401(k) match (which was 25% of the first 6% of the amount contributed by participants prior to such date) on employee contributions. Employee contributions, any Company contribution and the earnings thereon, will be paid-out upon the employee's termination of employment, retirement, death, disability, or if elected, while still employed by the Company upon attaining age 59 1/2. Employees will be one hundred percent (100%) vested at all times in the full value of their salary deferral account. After six (6) years of service with the Company, employees will be fully vested in the Company's matching and defined contribution account.

Beginning in fiscal 2003, the Company's Board of Directors authorized a five percent (5%) match on all employee contributions to the 401(k) plan, if the Company's pre-tax profit is at least $500,000. No match was required for fiscals 2004 or 2003.

CERTAIN TRANSACTIONS

From January 2001 to April 2002, Mr. Recca was a principal of NorthStar Capital, LLC, a joint venture between certain partners of Ruskin Moscou Faltischek, P.C. ("Ruskin"), the Company's corporate counsel, and Mr. Recca.

Jeffrey A. Wurst, Director, is also a Senior Partner with Ruskin. On October 30, 2004 and November 1, 2003, the Company had amounts payable to Ruskin of approximately $39,000 and $50,000, respectively. The Company also paid legal fees to Ruskin of $103,000, $95,000 and $81,000, in fiscal years 2004, 2003 and 2002, respectively.

Dividends paid to preferred stockholders aggregated $70,000, $70,000 and $74,000 for fiscal years 2004, 2003 and 2002, respectively.

As of October 30, 2004, the Company had 827 shares of preferred stock issued and outstanding and such stock was held by four holders of record. In December 2004, three holders of record of the preferred stock converted 227 shares of preferred stock into 184,059 shares of the Company's Common Stock. As of April 30, 2005, 600 shares of preferred stock were issued and outstanding and were held by one holder of record.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "HRVE".

The outstanding shares of Common Stock are currently held by approximately 1,540 stockholders in total (includes 352 stockholders of record) and the preferred stock by one holder of record.

The following table indicates the quarterly high and low stock prices for fiscal years 2004 and 2003:


                                      High                Low
                                  --------------      -------------
        Fiscal Year 2004
        ----------------
        January 31, 2004             $1.04              $.83
        May 1, 2004                   1.75               .98
        July 31, 2004                 1.54              1.00
        October 30, 2004              1.38               .98
        Fiscal Year 2003
        ----------------
        February 1, 2003             $1.30              $.81
        May 3, 2003                   1.15               .86
        August 2, 2003                1.16               .80
        November 1, 2003              1.10               .80

The Company has paid no dividends on its Common Stock for the last two years. The Company's lender restricts the payment of dividends on the Company's Common Stock. The Company does not expect to pay dividends on Common Stock in the future.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock and Warrant Agent for the Warrants is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Subject to ratification by the stockholders, the Board of Directors has appointed BDO Seidman, LLP as the Company's independent registered public accountants to audit the 2005 financial statements for the fiscal year ending October 29, 2005. This will be the fourth year that BDO Seidman, LLP will be performing the audit and has succeeded Ernst & Young LLP.

Representatives of the firm of BDO Seidman, LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating only to the financial statements for fiscal 2004.

AUDIT AND OTHER FEES

The following represents all amounts billed to the Company for the professional services of BDO Seidman, LLP rendered during fiscal years 2004 and 2003:

                                    2004                 2003
                                    ----                 ----

        Audit Fees                  $70,000              $60,000

       Audit - Related Fees         $5,000(1)            $16,050(2)

        Tax Fees                    $ -                  $ -

        All Other Fees              $ -                  $ -
                                    ----------           ----------

             Total                  $75,000(3)           $76,050(3)
                                    ==========           ==========

(1) For fiscal 2004, $5,000 related to consultations on accounting and SEC matters.

(2) For fiscal 2003, services provided under this category consist of $8,550 for services related to a mid-year inventory observation and research regarding the effect of a change in the Company's year-end and $7,500 for consultations relating to accounting and SEC matters.

(3) All fees for the years presented were approved by the Company's Audit Committee.

BDO Seidman, LLP's fees for the 2005 audit and the three related quarterly reviews will be $85,000.

The SEC has extended the compliance dates for non-accelerated filers pursuant to 404 of the Sarbanes-Oxley Act. The Company will further evaluate its implementation plan in fiscal 2005 and fiscal 2006 to meet its compliance requirements for fiscal year ending October 28, 2006. In connection with this significant effort, Management believes that expenses related to implementation of the current required provisions of SOX may be in the range of $250,000 to $400,000 for fiscal 2006.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, BDO SEIDMAN, LLP.

The affirmative vote by the holders of a majority of the Company's voting shares represented at the Meeting is required for the approval of the auditors, BDO Seidman, LLP. Under applicable New York law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

ANNUAL REPORT ON FORM 10-K

An annual report on Form 10-K as filed with the SEC for the year ending October 30, 2004, containing financial and other information about the Company, is being mailed to all stockholders of record as of the Record Date, at the Company's cost.

OTHER MATTERS

Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, including, but not limited to any proposals made by stockholders, the persons named in the enclosed Proxy will vote the Proxy in accordance with their best judgment. Under the Company's By-laws, advance notice is required for nomination of directors and for certain business to be brought before an annual meeting of stockholders of the Company. Such advance notice must generally be received by the Company not less than 50 days or more than 75 days prior to the date of such meeting. A copy of the Company's By-laws specifying the advance notice requirements will be furnished to any stockholder upon written request to the Secretary of the Company.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting, and the enclosed proxy card will be borne by the Company.

In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally, by telephone and telecopy. The Company has requested banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

STOCKHOLDERS PROPOSALS

Any stockholder of the Company who wishes to present a proposal to be considered at the 2006 Annual Meeting of Stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 205 Chubb Avenue, Lyndhurst, New Jersey 07071, Attention: Corporate Secretary, on or before December 31, 2005.

Under applicable rules of the SEC, all proposals submitted after December 31, 2005 shall be considered untimely. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                    By Order of the Board of Directors

                                   Joseph J. Calabrese, Secretary


Lyndhurst, New Jersey
Dated:  September 30, 2005